Exhibit 99.1

TSX: GSC; NYSE Alternext US: GSS	NEWS RELEASE	WWW.GSR.COM

GOLDEN STAR REPORTS RECORD ANNUAL GOLD SALES AND FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR-END 2008

Denver, Colorado, February 25, 2009: Golden Star Resources Ltd. (NYSE Alternext U.S.: GSS; TSX: GSC; GSE: GSR) today announced its audited year-end results for 2008 and unaudited fourth quarter 2008 results. All currency in this news release is expressed in U.S. dollars, unless otherwise noted. The Company will host a live webcast and conference call to discuss its quarterly results on Thursday, February 26, 2009 at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “Most importantly, Golden Star surpassed its fourth quarter guidance in terms of both gold sales and costs. We also achieved record gold production in the full year despite some challenging circumstances. We continue to work to improve all aspects of our business with particular attention to both our cost containment exercise, which has been very successful to date, and to more reliable operations at the Bogoso sulfide plant. Many of the challenges that we faced last year were not specifically related to Golden Star but, rather, were issues faced by the mining industry in particular, and the world economic situation in general. The world is now facing very severe economic conditions and we believe that the gold bull market will continue.”

“As we discussed at our last conference call, we are very cognizant of our costs and began our cost cutting exercises in the fourth quarter. This process continues in 2009. We have experienced some relief on fuel and labor costs and we continue our negotiations for lower electrical power tariffs going forward,” continued Tom Mair.

2008 RESULTS AND HIGHLIGHTS

•	Record annual gold sales of 295,926 ounces for 2008, a 20% increase over 2007;

•	Surpassed fourth quarter guidance. Sold 86,144 ounces of gold. Quarterly cash cost of $637 per ounce, an almost 27% improvement over third quarter cash operating costs;

•	Gold revenues for the year of $257.4 million representing an increase of 46.5% over 2007;

•

Net loss of $120.1 million for the year, or $0.509 per share, including a non-cash $16.4 million stockpile inventory adjustment and $60.7 million of asset impairment write-offs net of tax. Adjusted loss before inventory and impairment write-offs was $43.0 million or $0.182 per share;

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•	Operating cash flow of $30.0 million for 2008, or $0.127 per share;

•	Year-end cash balance of $33.6 million versus $25.3 million at the end of the third quarter of 2008;

•	Fourth quarter gold sales of 86,144 ounces compared to 74,042 ounces of gold sales for the third quarter of 2008, a 16.3% increase;

•	A doubling of fourth quarter gold sales at Wassa of 45,952 ounces compared to gold sales of 22,083 ounces for the third quarter of 2008;

•	Bogoso/Prestea fourth quarter gold sales of 40,192 ounces compared to gold sales of 51,959 ounces for the third quarter of 2008;

•	Commencement of mining at Benso at the end of the third quarter; and

•	Began construction of haul road from Benso to Hwini-Butre.

OVERVIEW

Golden Star bettered its fourth quarter guidance with quarterly gold sales of 86,144 ounces, versus the guidance of 85,000 ounces for the quarter. Additionally, cash operating costs for the fourth quarter were $637 per ounce, an improvement over guidance of $700 per ounce. Gold sales for the full year of 2008 totaled 295,926 ounces, a new record for the company. The addition of Benso and soon Hwini-Butre ore flow will enhance gold sales at Wassa and permitting and expected mining of the Prestea South ore bodies will assist Bogoso with oxide ore during 2009.

We had a net loss of $120.1 million or $0.509 per share, on revenues of $257.4 million for 2008 compared to net loss of $36.4 million or $0.159 per share on revenues of $175.6 million for 2007. The net loss for 2008 was impacted by $68.4 million of impairment write-offs and $16.4 million of transition ore stockpile inventory adjustments.

SIGNIFICANT NON-OPERATING TRANSACTIONS	For the three months ended December 31,		For the twelve months ended December 31,
($000’S)	2008	2007	2008	2007
Impairments losses (net of tax)	(59,065)	(1,542)	(60,604)	(3,499)
Stockpile adjustment	(16,436)	—	(16,436)	—
Derivative mark-to-market gains/(losses)/gains	659	211	(980)	(232)
Foreign exchange gains/(losses)	1,455	251	2,587	(112)
Gain on sale of shareholdings of unrelated companies	328	1,748	5,403	5,049
Gains/(losses) on sale of assets	13	—	(575)	—
Reversal of tax asset valuation allowance	—	(22,944)	—	(22,944)
Gain on sale of royalty	—	4,400	—	4,400
Gain on collection of debt	—	3,000	—	3,000
Loss on debt retirement	—	(7,076)	—	(7,076)

The other significant factor contributing to our costs and net loss for the year was the increased input costs that were experienced not only at Golden Star but also throughout the industry. From early 2007 to mid 2008, power rates increased from $0.060 per kilowatt hour to $0.178 per kilowatt hour, an increase of 197%. Fuel costs were another critical factor to our increased costs in 2008. Fuel costs continued to increase throughout most of 2008 reaching a high of $1.37 per liter in October. However, fuel costs have decreased from October’s high and now range in the $0.75 to $0.85 per liter level and negotiations continue for lower electricity prices.

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FINANCIAL SUMMARY

	For the three months ended December 31,		For the twelve months ended December 31,
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	2008	2007	2008	2007
Total gold sold (oz)	86,144	88,015	295,926	246,278
Average realized price ($/oz)	808	794	870	713
Cash operating cost—combined ($/oz)	637	582	717	602
Gold revenues ($000’s)	69,642	69,882	257,355	175,614
Cash flow provided/(used) by operations ($000’s)	27,454	2,272	30,043	6,670
Net loss ($000’s)	(86,792)	(17,841)	(120,071)	(36,406)

BOGOSO/PRESTEA

This year was the first full year of production at Bogoso/Prestea since the sulfide processing plant was placed into production mid-year 2007. Bogoso increased its gold sold to 170,499 ounces, a 42% increase over the prior year. Bogoso was challenged through the increase in operating input costs such as electricity and fuel and labor but showed improvements in operating availabilities and recovery rates at the sulfide plant. Sulfide plant recoveries steadily improved from 57.0% in the fourth quarter of 2007 to 71.1% in the fourth quarter of 2008, reaching to 74% in December.

Total cash operating costs for the combined oxide and sulfide operations at Bogoso/Prestea were $159.8 million compared to $92.2 million in 2007. Most of this increase is attributable to a full year of sulfide operations in 2008 compared to only six months in 2007. As we move into 2009, we expect relief on the cost side due to our cost cutting programs and lower fuel and other input costs.

	For the three months ended December 31,		For the twelve months ended December 31,
OPERATING RESULTS	2008	2007	2008	2007
Ore mined (000’s t)—Refractory	558	894	2,604	1,427
Ore mined (000’s t)—Non refractory	4	197	140	929
Total ore mined (000’s t)	562	1,081	2,745	2,357
Waste mined (000’s t)	4,154	5,334	19,465	18,516
Plant feed—Refractory (000’s t)	703	763	2,736	1,640
Refractory grade (g/t)	2.78	2.50	2.82	2.44
Recovery—Refractory (%)	71.1	57.0	66.5	52.1
Plant feed—Non refractory (000’s t)	—	193	360	1,429
Non refractory grade (g/t)	—	2.10	2.38	2.04
Recovery—Non refractory (%)	—	74.8	66.0	73.3
Gold sold (oz)	40,192	48,067	170,499	120,216
Cash operating cost ($/oz)	799	746	837	766

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WASSA

Wassa generated an operating margin of $4.9 million in 2008 compared to an operating margin of $9.6 million for 2007. The decreased operating margin was primarily due to increased input costs such as electricity, fuel, consumables and labor. However, the road from Wassa to Benso was commissioned in 2008 allowing the delivery of high grade ore from Benso. A total of 291,000 tonnes grading 4.14 grams per tonne was trucked from Benso to Wassa during 2008. Additionally, the haul road extension that will connect the high grade Hwini-Butre properties to the Benso-Wassa road commenced construction in the fourth quarter of 2008.

	For the three months ended December 31,		For the twelve months ended December 31,
OPERATING RESULTS	2008	2007	2008	2007
Ore mined (000’s t)	592	782	2,886	3,091
Waste mined (000’s t)	2,687	1,794	7,417	8,125
Ore processed (000’s t)	683	900	3,187	3,752
Grade processed (g/t)	2.19	1.50	1.33	1.17
Recovery (%)	94.7	93.9	93.6	92.0
Cash operating cost ($/oz)	496	385	554	444
Gold sold (oz)	45,952	39,948	125,427	126,062

EXPLORATION

A total of $15.8 million was spent on exploration during 2008, up from $13.9 million in 2007. The focus of our exploration activities was centered on projects in close proximity to our operating mines. The airborne geophysical survey that was flown by helicopter over our project areas along the Ashanti Trend continues to be analyzed to provide further drill targets close to existing operations for 2009.

Exploration in Ghana in 2008 focused on drilling programs at Wassa, Prestea South and the HBB properties. We have had encouraging results during the year and a number of these targets merit follow-up work in 2009.

Outside of Ghana, exploration activities continued in Sierra Leone, Côte d’Ivoire, Burkina Faso, Niger, Suriname, French Guiana and Brazil. Follow up drilling is planned for the Mano River joint venture in Sierra Leone where zones of massive sulfides have been identified. In Côte d’Ivoire, soil anomalies at Amelikia, Abengourou and Agboville will be followed up to identify drill targets for 2010. Early stage exploration continues at the Goulagou property in Burkina Faso. In 2008, soil sampling was conducted at Deba and Tialkam in Niger. Newmont continues to fund our exploration activities at the Saramacca property in Suriname. In French Guiana, we still are on hold pending clarification of allowable mining activities from the Government of France. In Brazil, we have four active project areas that are located in the states of Minas Gerais and Mato Grosso.

CASH AND CASH FLOW

Our cash, cash equivalents and short term investments totaled $33.6 million at the end of 2008, compared to $75.8 million at the end of 2007 and $25.3 million at the end of the third quarter of 2008. Cash flow from operations totaled $30.0 million in 2008 compared to $6.7 million in 2007. The 2008 capital investments of $76.7 million represent the final major capital commitment to our long term strategy of building Bogoso/Prestea and Wassa into profitable operations. All future sustaining capital requirements are expected to be funded from operating cash flows.

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Liquidity Outlook

We anticipate that all of our cash needs in 2009 will be met by the $33.6 million cash on hand at year end and cash generated from current operations and equipment financing facilities already in place.

LOOKING AHEAD

Our objectives for 2009 include the following:

•	Optimization of the Bogoso sulfide processing plant to further improve throughput and recovery rates and reduce costs;

•	Complete construction of the Hwini-Butre haul road for ore delivery to Wassa during the second half of 2009;

•	Finalize permitting of the Prestea South properties; and

•	Continue exploration at Bogoso/Prestea, Wassa and the HBB properties.

Our guidance for 2009 is estimated to be as follows:

	2009
Guidance	Gold Production	Cash Operating Cost
Bogoso/Prestea	200,000	$650
Wassa	200,000	$450

Total	400,000	$550

MINERAL RESERVES AND MINERAL RESOURCES

Mineral Reserves, after mining depletion, decreased by 1.65 million ounces, or 33%, during 2008 to 35.5 million tonnes grading 2.87 grams per tonne (g/t) for contained gold of 3.28 million ounces at year end. The decrease was the result of a combination of factors including depletion, increased costs associated with mining and processing, and design and engineering changes resulting in increases of cut-off grades.

Year-on-year Mineral Reserves decreased in 2008. This was a possibility at the end of June 2008 when significantly higher energy and consumables costs became a reality. At that time, we discussed in conference calls that the cut-off ore grades would most likely increase and that this situation would lead to other changes in the Company’s mine plans. Golden Star continues to explore in the areas surrounding its primary operations and expects to increase its Mineral Reserves and Mineral Resources going forward.”

Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, increased to 27.0 million tonnes grading 2.76 grams per tonne of gold while Inferred Mineral Resources decreased slightly to 19.0 million tonnes grading 3.94 grams per tonne gold.

At Bogoso/Prestea, Proven and Probable Mineral Reserves declined from 3.91 million ounces to 2.36 million ounces of gold. After mining depletion, this decrease was primarily the result of increased operating costs, especially increased electricity costs. Most of the ounces of gold that were removed from Mineral Reserves have been categorized as Mineral Resources which indicates that future changes in our operating costs could result in recategorization of some of these Mineral Resources back into Mineral Reserves.

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Proven and Probable Mineral Reserves at Wassa, which includes the Hwini-Butre Benso (HBB) properties, declined slightly from 1.01 million ounces to 0.91 million ounces. Mineral Reserves at Wassa decreased primarily due to mining depletion and cost increases while Mineral Reserves at HBB increased by approximately 90,000 ounces due to drilling and benefits of higher gold prices.

Proven and Probable Mineral Reserves as at December 31, 2008

Property	Proven			Probable			Total
	Tonnes (millions)	Gold Grade (g/t)	Contained Ounces (millions)	Tonnes (millions)	Gold Grade (g/t)	Contained Ounces (millions)	Tonnes (millions)	Gold Grade (g/t)	Contained Ounces (millions)
Bogoso/Prestea
Non-refractory	1.2	1.89	0.08	3.9	2.90	0.36	5.1	2.66	0.43
Refractory	9.6	3.34	1.03	9.1	3.07	0.90	18.7	3.21	1.93
Total	10.8	3.18	1.11	13.0	3.02	1.26	23.8	3.09	2.36

Wassa
Non-refractory	0.4	1.01	0.01	11.3	2.47	0.90	11.7	2.42	0.91
Total	0.4	1.01	0.01	11.3	2.47	0.90	11.7	2.42	0.91

Totals
Non-refractory	1.6	1.68	0.09	15.2	2.58	1.26	16.8	2.49	1.35
Refractory	9.6	3.34	1.03	9.1	3.07	0.90	18.7	3.21	1.93

Total 2008	11.2	3.10	1.12	24.3	2.76	2.16	35.5	2.87	3.28

Total 2007	16.1	2.78	1.44	46.3	2.35	3.49	62.3	2.46	4.93

Reconciliation of Mineral Reserves

The following table sets out the primary factors that impacted our Mineral Reserves during 2008.

Reconciliation	Tonnes (millions)	Contained Ounces (millions)	Tonnes (% of Opening)	Ounces (% of Opening)
Opening Mineral Reserves	62.3	4.93	100	100
Gold Price Increase	31.2	1.54	50	31
Exploration Changes	(1.0)	(0.10)	(2)	(2)
Mining Depletion	(5.5)	(0.39)	(9)	(8)
Engineering	(51.5)	(2.70)	(83)	(55)
Closing Mineral Reserves	35.5	3.28	57	67

Measured and Indicated Mineral Resources as at December 31, 2008

	Measured		Indicated		Measured & Indicated
Property	Tonnes (millions)	Gold Grade (g/t)	Tonnes (millions)	Gold Grade (g/t)	Tonnes (millions)	Gold Grade (g/t)
Bogoso/Prestea	5.4	2.24	11.9	2.54	17.3	2.44
Prestea Underground	—	—	1.4	13.92	1.4	13.92
Wassa	—	—	3.9	0.89	3.9	0.89
Benso	—	—	0.8	2.24	0.8	2.24
Hwini-Butre & Benso	—	—	1.0	3.43	1.0	3.43
Goulagou	—	—	2.7	1.75	2.7	1.75

Total 2008	5.4	2.24	21.6	2.89	27.0	2.76

Total 2007	3.1	1.75	20.0	2.72	23.2	2.59

The 2008 and 2007 Mineral Reserves have been prepared under the supervision of Mr. Peter Bourke, P.Eng, Vice President Technical Services for the Company. Mr. Bourke is a “Qualified Person” as defined by Canada’s National Instrument 43-101. The Qualified Person for the estimation of the Mineral Resources is S. Mitchel Wasel, Golden Star Resources Vice President of Exploration.

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FINANCIAL STATEMENTS The following information is derived from the Company’s audited consolidated financial statements contained in our Form 10-K, which we filed with the SEC today and is available on our website.

CONSOLIDATED BALANCE SHEETS	As of December 31, 2008	As of December 31, 2007 (restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,558	$75,754
Accounts receivable	4,306	8,369
Inventories	49,134	55,966
Deposits	3,875	4,513
Prepaids and other	1,100	1,224

Total Current Assets	91,973	145,826
RESTRICTED CASH	4,249	1,510
AVAILABLE-FOR-SALE INVESTMENTS	29	5,121
DEFERRED EXPLORATION AND DEVELOPMENT COSTS	13,713	29,203
PROPERTY, PLANT AND EQUIPMENT	271,528	284,077
MINING PROPERTIES	313,932	326,811
OTHER ASSETS	778	—

Total Assets	$696,202	$792,548

LIABILITIES
CURRENT LIABILITIES
Accounts payable	43,355	$26,457
Accrued liabilities	30,879	28,394
Fair value of derivatives	1,690	248
Asset retirement obligations	1,620	2,013
Current debt	12,778	17,125

Total Current Liabilities	90,322	74,237

LONG TERM DEBT	112,649	107,929
ASSET RETIREMENT OBLIGATIONS	30,036	16,906
FUTURE TAX LIABILITY	33,125	42,154

Total Liabilities	266,132	241,226

MINORITY INTEREST	—	6,150
COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 235,945,311 at December 31, 2008, 233,703,681 at December 31, 2007.	615,463	609,103
CONTRIBUTED SURPLUS	15,197	13,230
EQUITY COMPONENT OF CONVERTIBLE NOTES	34,542	34,620
ACCUMULATED OTHER COMPREHENSIVE INCOME	(88)	3,192
DEFICIT	(235,044)	(114,973)

Total Shareholders’ Equity	430,070	545,172

Total Liabilities and Shareholders’ Equity	$696,202	$792,548

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CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)	For the years ended December 31,
	2008	2007	2006
REVENUE
Gold revenue	$257,355	$175,614	$122,586
Cost of sales	299,698	189,936	$115,025

Mine operating margin (loss)	(42,343)	(14,322)	7,561

OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	1,954	1953	1,462
General and administrative expense	15,221	13,869	10,873
Abandonment and impairment	68,380	3,499	1,847
Derivative mark-to-market losses	980	232	9,589
Loss on retirement of debt	—	7,067	—
Foreign exchange (gain)/loss	(2,587)	112	(2,330)
Interest expense	14,591	6,040	1,846
Interest and other income	(805)	(2,173)	(2,078)
Royalty income	—	—	(4,026)
Loss on sale of assets	575	—	—
Gain on sale of investments	(5,402)	(12,449)	(81,143)

	92,907	18,150	(63,960)

Net income/(loss) before minority interest	(135,250)	(32,472)	71,521
Minority interest	6,150	1,274	(794)

Net income/(loss) before income tax	(129,100)	(31,198)	70,727
Income tax (expense)/benefit	9,029	(5,206)	(6,038)

Net income/(loss) for the period	$(120,071)	$(36,404)	$64,689

OTHER COMPREHENSIVE INCOME/(LOSS)
Unrealized gain/(loss) on available-for-sale investments	(3,280)	3,192

Comprehensive income/(loss)	$(123,351)	$(33,212)

Net loss per common share—basic and diluted	$(0.509)	$(0.159)	$0.312
Weighted average shares outstanding (millions)	235.7	229.1	207.5

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CONSOLIDATED STATEMENT OF CASH FLOW	For the years ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES:
Net income/(loss)	$(120,071)	$(36,404)	$64,689
Reconciliation of net income/(loss) to net cash provided by/used in operating activities:
Depreciation, depletion and amortization	61,351	36,178	21,530
Amortization of loan acquisition cost	732	449	358
Deferred stripping	—	—	1,548
Gain on sale of equity investments	(5,402)	(12,449)	(81,143)
Loss on retirement of debt	—	7,067	—
Loss on sale of assets	575	—	—
Non-cash employee compensation	2,088	3,449	1,857
Abandonment and impairment	68,379	3,499	1,847
Income tax expense/(benefit)	(9,029)	5,206	6,347
Reclamation expenditures	(1,163)	(872)	(1,130)
Fair value of derivatives	2,076	(561)	3,640
Accretion of convertible debt	6,198	1,606	706
Accretion of asset retirement obligations	778	1,062	835
Minority interests	(6,150)	(1,274)	794

Changes in assets and liabilities:
Accounts receivable	4,060	(1,168)	(4,077)
Inventories	3,229	(11,645)	(22,294)
Accounts payable and accrued liabilities	24,618	12,169	10,716
Other	(2,226)	358	(825)

Net cash provided by operating activities	30,043	6,670	5,398

INVESTING ACTIVITIES:
Expenditures on deferred exploration and development	(6,937)	(6,397)	(8,606)
Expenditures on mining properties	(42,830)	(36,877)	(15,784)
Expenditures on property, plant and equipment	(24,660)	(71,593)	(19,372)
Expenditures on mine construction in progress	—	—	(126,954)
Cash provided by draw down of restricted cash	—	71	3,861
Cash used to secure letters of credit	(2,740)	—	—
Purchase of equity investments	—	—	(1,656)
Proceeds from sale of equity investment	7,104	13,124	72,154
Proceeds from sale of assets	1,351	—	—
Change in payable on capital expenditures	(5,235)	(1,846)	6,914
Purchase of long term investments	—	(472)	(300)
Change in deposits on mine equipment and material	2,881	2,960	(2,420)
Other	—	—	41

Net cash used in investing activities	(71,066)	(101,030)	(92,122)

FINANCING ACTIVITIES:
Issuance of share capital, net of issue costs	6,238	84,225	3,463
Principal payments on debt	(17,816)	(13,480)	(6,622)
Proceeds from equipment financing facility	11,456	13,463	27,431
Retirement of convertible notes	—	(61,760)	—
Issuance of convertible debentures, net of issuance costs	—	120,558	—
Other	(1,051)	—	(149)

Net cash provided by/(used in) financing activities	(1,173)	143,006	24,123

Increase/(decrease) in cash and cash equivalents	(42,196)	48,646	(62,601)
Cash and cash equivalents, beginning of period	$75,754	$27,108	$89,709

Cash and cash equivalents end of period	$33,558	$75,754	$27,108

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COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines and also owns the Hwini-Butre and Benso properties through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 236 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the improvement of our cost structure, including lower electrical power, fuel and input costs; the completion of the haul road from Hwini-Butre to Benso and the commencement of mining at the Hwini-Butre property; the impact of the HBB properties on Wassa gold sales; permitting and the mining at Prestea South and the impact on Bogoso gold sales; planned exploration activities and drilling, including exploration at Bogoso/Prestea, Wassa, and the HBB properties; the ability to fund sustaining capital requirements; optimization of throughput and recovery rates at the Bogoso sulfide processing plant; our 2009 production and cash operating cost estimates, capital expenditure estimates, sources of and adequacy of cash to meet capital and other needs in 2009; and the ability to convert mineral resources into mineral reserves. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2008. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.         +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

ANNE HITE, INVESTOR RELATIONS MANAGER

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